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                                                                    EXHIBIT 99.4

                        CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

August 13, 1998

Board of Directors
Quaker State Corporation
225 East John Carpenter Freeway
Irving, Texas 75062

Re: Registration Statement of Pennzoil Products Company relating to shares of
    Common Stock being registered in connection with its merger of Quaker State Corporation.

Ladies and Gentlemen:

     Reference is made to our opinion letter dated April 14, 1998 with respect to the fairness to the holders of the outstanding shares of capital stock, par value $1.00 per share (the "Company Common Stock"), of Quaker State Corporation (the "Company") of the Exchange Ratio (as defined in such opinion letter) to be received for each share of Company Common Stock pursuant to the Agreement and Plan of Merger, dated as of April 14, 1998, among Pennzoil Company, Pennzoil Products Company, Downstream Merger Company and the Company.

     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary," "Background," "Quaker State's Reasons for the Merger" and "Role of Quaker State's Financial Advisors" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GOLDMAN, SACHS & CO.